UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 2, 2011

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1-4141 (Commission File Number)	13-1890974 (IRS Employer Identification No.)

Two Paragon Drive Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 573-9700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 2, 2011, The Great Atlantic & Pacific Tea Company, Inc. (the “Company”) entered into a definitive agreement with C&S Wholesale Grocers, Inc. (“C&S”) effective May 29, 2011, whereby C&S will provide warehousing, transportation, procurement, purchasing and ancillary services (the “Services”) in support of a substantial portion of the Company’s supply chain. The new agreement is subject to approval of the U.S. Bankruptcy Court for the Southern District of New York.  This agreement terminates and replaces the warehousing, logistics, procurement and purchasing agreement under which the parties have been operating since 2008.

The term of the agreement is through the effective date of the Company’s plan of reorganization in its Chapter 11 proceeding but may be extended by either party for a term concurrent with a fixed volume commitment based upon wholesale purchases of merchandise resulting in a term of approximately seven years. The cost structure of the agreement is a combination of a fixed cost and variable upcharge pricing model. The charges are subject to adjustment due to volume change or other material changes to the operating assumptions of the agreement.

The Company will realize a run-rate of more than $50 million in annual savings commencing with the Company's emergence from Chapter 11 pursuant to a plan of reorganization. The agreement provides the Company with important service enhancements, including detailed service specifications and key performance measures. The agreement also permits the Company to maintain product standards and specifications for all merchandise purchased for resale in the Company’s stores.

On June 6, 2011, the Company issued a press release relating to its new agreement with C&S, a copy of which is attached hereto and made a part hereof.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release dated June 6, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
Date: June 8, 2011	By:	/s/ Christopher W. McGarry
	Name:	Christopher W. McGarry
	Title:	Senior Vice President and General Counsel

 EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 6, 2011